VIRAGE LOGIC CORPORATION
POWER OF ATTORNEY TO EXECUTE DOCUMENTS REQUIRED PURSUANT TO
THE SECURITIES EXCHANGE ACT OF 1934

The undersigned hereby constitutes Eric Malick and Heidi Neumann, and each of them with full power of substitution, to execute in the name and on behalf of the undersigned any and all documents and reports required to be filed on behalf of the undersigned in his or her capacity as an officer, director or 10% stockholder of Virage Logic Corporation pursuant to the Securities Exchange Act of 1934 and the respective rules and regulations promulgated there under, specifically including SEC Forms 3, 4 and 5. This Power of Attorney shall be effective until revoked by the undersigned by a writing delivered to the above named attorneys-in-fact at the following address:

Heidi Neumann
Virage Logic Corporation
47100 Bayside Parkway
Fremont, CA  94538


IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of this day - June 20th, 2006.



Christine Russell